EXHIBIT 21.1

List of Subsidiaries of the Company

SNC Financial GP, LLC

SNC Financial LP, LLC

T.B.A. Insurance Group, Ltd.

State National Intermediate Holdings, Inc.

State National Insurance Company, Inc.

United Specialty Insurance Company

National Specialty Insurance Company